Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Varvara Alva	Steve Nolan
630-647-7460	630-647-1074
ir@gogoair.com	pr@gogoair.com

Gogo Announces Fourth Quarter and Full Year 2013 Results

Record quarterly revenue up 46 percent to $92.6 million

ITASCA, Ill., March 13, 2014 – Gogo Inc. (Nasdaq: GOGO), a leading provider of in-flight connectivity and a pioneer in wireless in-flight digital entertainment solutions, today announced its financial results for the fourth quarter and full year ended December 31, 2013.

Gogo reported revenue for Q4 2013 of $92.6 million, up 46% year-over-year. Adjusted EBITDA for Q4 2013 was negative $0.3 million, down from $0.5 million in Q4 2012, driven by increased investment in our international expansion. Net loss attributable to common stock for Q4 2013 was $22.1 million, or $0.26 per share, compared to net loss attributable to common stock of $36.0 million, or $5.29 per share, in Q4 2012.

Revenue for full year 2013 was $328.1 million, up 41% over 2012. Adjusted EBITDA for 2013 was $8.4 million, down from $9.3 million for 2012, also driven by increased investment in our international expansion. Net loss attributable to common stock for full year 2013 was $145.9 million, or $3.05 per share, compared to net loss attributable to common stock of $95.6 million, or $14.07 per share, for full year 2012.

“We are very pleased with the financial and operating performance we delivered in Q4 and full year 2013, as we continued to see strong demand for our connectivity products and services across business segments,” said Gogo’s President and CEO, Michael Small. “With more than 4,000 air-to-ground broadband aircraft and nearly 5,200 satellite aircraft online, Gogo has the industry-leading scale, technology offerings and operational expertise required to best serve airlines in North America and around the world,” added Mr. Small.

Q4 2013 Consolidated Financial Results

¡	Revenue increased to $92.6 million, up 46% from $63.5 million in Q4 2012. Service revenue increased 44% to $69.7 million and equipment revenue increased 52% to $22.9 million year-over-year.

¡	Operating expenses increased to $107.0 million, up from $73.1 million in Q4 2012. We incurred higher cost of service expenses at CA-NA and BA as a result of increased service revenue, and increased cost of equipment expenses at BA as a result of increased equipment revenue. In addition, other operating expenses in both CA-NA and BA rose to support these growing businesses. In CA-ROW, we also incurred increased operating expenses, primarily due to higher satellite transponder and teleport fees and expenses related to development and certification of our satellite connectivity systems.

¡	Adjusted EBITDA decreased to negative $0.3 million from $0.5 million in Q4 2012, driven by increased investment in our international expansion.

¡	Cash CAPEX, defined as capital expenditures net of airborne equipment proceeds received from the airlines, increased to $23.9 million, up 102%, from $11.8 million in Q4 2012 driven primarily by a $9.7 million decrease in airborne equipment proceeds.

¡	As of December 31, 2013, Gogo had cash and cash equivalents and short-term investments of $266.3 million compared to $112.6 million as of December 31, 2012.

Q4 2013 Business Segment Financial Results

—	Commercial Aviation—North America (CA-NA)

¡	We ended the quarter with 2,032 aircraft online, up 12% from 1,811 at December 31, 2012.

¡	Average monthly service revenue per aircraft online, or ARPA, increased to $8,970, up 21% from $7,400 in Q4 2012, driven by a 21% increase in take rate to 6.9% in Q4 2013.

¡	Revenue increased to $55.4 million, up 41% from $39.2 million in Q4 2012.

¡	Segment loss decreased to $2.0 million from $3.1 million in Q4 2012.

—	Business Aviation (BA)

¡	We ended the quarter with 2,047 ATG systems online, up 41% from 1,455 at December 31, 2012, and 5,175 satellite systems online, up 3% from 5,030 at December 31, 2012.

¡	Service revenue increased to $15.0 million, up 50% from $10.0 million in Q4 2012, driven by the increase in ATG systems online and higher average monthly service revenue per aircraft online for both ATG and satellite service.

¡	Equipment revenue increased to $22.1 million, up 54% from $14.4 million in Q4 2012, driven by a 56% increase in ATG units shipped to 248 for Q4 2013, up from 159 in Q4 2012, higher average revenue per ATG unit shipped, and strong sales of the recently introduced Gogo Text & Talk product.

¡	Total revenue increased to $37.1 million, up 52% from $24.4 million in Q4 2012.

¡	Segment profit increased to $16.1 million, up 91% from $8.5 million in Q4 2012, and segment profit as a percentage of segment revenue increased to 43% in Q4 2013 from 35% in Q4 2012.

—	Commercial Aviation—Rest of World (CA-ROW)

¡	Segment loss increased to $14.4 million from $4.8 million in Q4 2012, due primarily to increased satellite transponder and teleport fees needed to build our global satellite network and expenses associated with the development and certification of our aircraft satellite connectivity systems.

Full Year 2013 Consolidated Financial Results

¡	Revenue increased to $328.1 million, up 41% from $233.5 million in 2012. Service revenue increased 50% to $250.4 million and equipment revenue increased 17% to $77.7 million year-over-year.

o	CA-NA revenue increased to $199.1 million, up 48% from $134.4 million in 2012.

o	BA revenue increased to $127.5 million, up 30% from $98.4 million in 2012.

o	CA-ROW revenue increased to $1.6 million from $0.7 million in 2012.

¡	Adjusted EBITDA decreased to $8.4 million, down $0.9 million from $9.3 million in 2012, driven by increased investment in our international expansion.

¡	Cash CAPEX increased to $104.3 million, up 81% from $57.6 million in 2012, as a result of increased airborne equipment purchases for CA-NA ATG-4 retrofits and CA-ROW satellite connectivity systems, continued investment in our ATG network, higher capitalized software spend and lower airborne equipment proceeds.

Recent Announcements

¡	We completed the first installation of our Ku-band satellite technology on Delta’s international fleet.

¡	We received a Supplemental Type Certificate (STC) from the FAA and Certification from the Japanese Civil Aviation Bureau (JCAB) to install our Ku-band satellite technology on Japan Airlines’ 777-200 aircraft.

¡	Japan Airlines, which previously agreed to provide our in-flight connectivity service on its entire domestic fleet of 77 aircraft, announced that it will also offer Gogo Vision service across the fleet.

¡	AeroMexico announced it selected Gogo to provide connectivity and Gogo Vision service on at least 75 aircraft.

¡	The first phase of our Canadian ATG network, which serves the Canadian routes most frequently used by our airline partners, went live in Q1 2014, on schedule.

Business Outlook

For the full year ending December 31, 2014, we are providing the following guidance:

¡	Total revenue of $400 million to $422 million

o	CA-NA revenue of $240 million to $250 million

o	BA revenue of $157 million to $167 million

o	CA-ROW revenue of $3 million to $5 million

¡	Adjusted EBITDA of $8 million to $18 million

¡	Cash CAPEX of $105 million to $125 million

“As we look to the year ahead, we are excited about our growth prospects. We expect our revenue per aircraft to increase at CA-NA, as take rates increase driven by a strong secular trend and passenger adoption of new services like Gogo Vision and Gogo Text Messaging grows. We expect to see a meaningful increase in network capacity during 2014, as we plan to roughly double the number of aircraft online equipped with ATG4 from 436 at the end of 2013 and introduce our new hybrid Ground-To-Orbit (GTO) technology. Our BA business is poised to deliver strong results driven by continued strong demand for ATG systems and adoption of recently announced new products and services. Finally, we are very excited about the commercial launch of our CA-ROW business in 2014 and expect to end the year with between 50 and 100 CA-ROW satellite aircraft online,” commented Mr. Small.

Conference Call

The fourth quarter and full year conference call will be held on March 13th, 2014 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the company’s website at http://ir.gogoair.com. Participants can also access the call by dialing (855) 500-1988 (within the United States and Canada) or (832) 412-1830 (international dialers) and entering conference ID number 88608003. A replay of the call will be available approximately two hours after the call has ended and will be available until April 13th, 2014. To access the replay, dial (855) 859-2056 (within the United States and Canada) or (404) 537-3406 (international dialers) and enter the conference ID number 88608003.

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss Per Share and Cash CAPEX in the supplemental tables below. Management uses Adjusted EBITDA and Cash CAPEX for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. Management prepares Adjusted Net Loss and Adjusted Net Loss Per Share for investors, securities analysts and other users of our financial statements for use in evaluating our performance under our current capital structure. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies. Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss Per Share and Cash CAPEX are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of net loss attributable to common stock, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA, Adjusted Net Loss and Adjusted Net Loss Per Share in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results, and (iii) use Cash CAPEX in addition to, and not as an alternative to, consolidated capital expenditures when evaluating our liquidity.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the loss of, or failure to realize benefits from, agreements with our airline partners; any inability to timely and efficiently roll out our technology roadmap for any reason, including regulatory delays, or the failure by our airline partners to roll out equipment upgrades or new services or adopt new technologies in order to support increased network capacity demands; the loss of relationships with original equipment manufacturers or dealers; our ability to develop network capacity sufficient to accommodate demand; unfavorable economic conditions in the airline industry and economy as a whole; our ability to expand our domestic or international operations, including our ability to grow our business with current and potential future airline partners; an inability to compete effectively; our reliance on third-party satellite service providers and equipment and other suppliers, including single source providers and suppliers; our ability to successfully develop and monetize new products and services, including those that were recently released, are currently being offered on a limited, or trial basis or are in various stages of development; our ability to deliver products and services, including newly developed products and services, on schedules consistent with our contractual commitments to customers; the effects, if any, on our business of the recent merger of American Airlines and U.S. Airways; a revocation of, or reduction in, our right to use licensed spectrum or grant of a license to use air-to-ground spectrum to a competitor; our use of open source software and licenses; the effects of service interruptions or delays, technology failures, material defects or errors in our software or damage to our equipment; the limited operating history of our CA-NA and CA-ROW segments; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll-out of our technology roadmap or our international expansion; compliance with U.S. and foreign government regulations and standards, including those related to the installation and operation of satellite equipment and our ability to obtain and maintain all necessary regulatory approvals to install and operate our equipment in the U.S. and foreign jurisdictions; our, or our technology suppliers’, inability to effectively innovate; costs associated with defending pending or future intellectual property infringement and other litigation or claims; our ability to protect our intellectual property; any negative outcome or effects of pending or future litigation; limitations and restrictions in the agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms or at all; fluctuation in our operating results; our ability to attract and retain customers and to capitalize on revenue from our platform; the demand for and market acceptance of our products and services; changes or developments in the regulations that apply to us, our business and our industry; the attraction and retention of qualified employees and key personnel; the effectiveness of our marketing and advertising and our ability to maintain and enhance our brands; our ability to manage our growth in a cost-effective manner and integrate and manage acquisitions; compliance with corruption laws and regulations in the jurisdictions in which we operate, including the Foreign Corrupt Practices Act and the (U.K.) Bribery Act 2010; restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the OFAC; and difficulties in collecting accounts receivable.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our final prospectus filed with the Securities and Exchange Commission on June 24, 2013 relating to the Company’s Initial Public Offering.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this press release ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the global leader of in-flight connectivity and wireless in-flight digital entertainment solutions. Using Gogo’s exclusive products and services, passengers with Wi-Fi enabled devices can get online on more than 2,000 Gogo equipped commercial aircraft. In-flight connectivity partners include AeroMexico, American Airlines, Air Canada, AirTran Airways, Alaska Airlines, Delta Air Lines, Frontier Airlines, Japan Airlines, United Airlines, US Airways and Virgin America. In-flight entertainment partners include AeroMexico, American Airlines, Delta Air Lines, Japan Airlines, Scoot and US Airways. In addition to its commercial airline business, Gogo provides its communications services to passengers on more than 6,300 business aircraft. Back on the ground, Gogo’s 700+ employees in Itasca, IL, Broomfield, CO and various locations overseas are working to continually redefine flying as a productive, socially connected, and all-around more satisfying experience. Connect with Gogo at www.gogoair.com, on Facebook at www.facebook.com/gogo and on Twitter at www.twitter.com/gogo.

Gogo Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012
Revenue:
Service revenue	$69,656	$48,469	$250,381	$167,067
Equipment revenue	22,898	15,054	77,743	66,448

Total revenue	92,554	63,523	328,124	233,515
Operating expenses:
Cost of service revenue (exclusive of items shown below)	39,963	25,095	132,259	83,235
Cost of equipment revenue (exclusive of items shown below)	10,348	6,889	35,739	29,905
Engineering, design and development	13,747	10,913	49,687	35,354
Sales and marketing	9,299	6,910	30,597	26,498
General and administrative	19,313	13,124	69,000	49,053
Depreciation and amortization	14,291	10,214	55,509	36,907

Total operating expenses	106,961	73,145	372,791	260,952

Operating loss	(14,407)	(9,622)	(44,667)	(27,437)

Other (income) expense:
Interest income	(17)	(15)	(64)	(77)
Interest expense	7,492	4,108	29,272	8,913
Fair value derivative adjustment	—	—	36,305	(9,640)
Write off of deferred equity financing costs	—	5,023	—	5,023
Other income	4	1	2	22

Total other (income) expense	7,479	9,117	65,515	4,241

Loss before incomes taxes	(21,886)	(18,739)	(110,182)	(31,678)
Income tax provision	219	365	1,107	1,036

Net loss	(22,105)	(19,104)	(111,289)	(32,714)
Class A and Class B senior convertible preferred stock return	—	(14,194)	(29,277)	(52,427)
Accretion of preferred stock	—	(2,663)	(5,285)	(10,499)

Net loss attributable to common stock	$(22,105)	$(35,961)	$(145,851)	$(95,640)

Net loss attributable to common stock per share—basic and diluted	$(0.26)	$(5.29)	$(3.05)	$(14.07)

Weighted average number of shares—basic and diluted	84,230	6,798	47,832	6,798

Gogo Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,	December 31,
	2013	2012

Assets
Current assets:
Cash and cash equivalents	$266,342	$112,576
Accounts receivable, net of allowances of $162 and $1,139, respectively	25,690	24,253
Inventories	13,646	12,149
Prepaid expenses and other current assets	16,287	6,367

Total current assets	321,965	155,345

Non-current assets:
Property and equipment, net	265,634	197,674
Intangible assets, net	72,848	58,147
Goodwill	620	620
Long-term restricted cash	5,418	640
Debt issuance costs	12,969	8,826
Other non-current assets	9,546	10,863

Total non-current assets	367,035	276,770

Total assets	$689,000	$432,115

Liabilities and Stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$22,251	$16,691
Accrued liabilities	49,146	39,691
Accrued airline revenue share	9,958	6,261
Deferred revenue	11,718	6,663
Deferred airborne lease incentives	9,005	5,917
Current portion of long-term debt and capital leases	7,887	4,091

Total current liabilities	109,965	79,314

Non-current liabilities:
Long-term debt	235,627	131,450
Deferred airborne lease incentives	53,012	40,043
Deferred tax liabilities	5,770	4,949
Other non-current liabilities	14,436	7,758

Total non-current liabilities	308,845	184,200

Total liabilities	418,810	263,514

Commitments and contingencies
Redeemable preferred stock
Class A senior convertible preferred stock	—	174,199
Class B senior convertible preferred stock	—	285,035
Junior convertible preferred stock	—	155,144

Total preferred stock	—	614,378

Stockholders’ equity (deficit)
Common stock	8	—
Additional paid-in-capital	871,325	9,110
Accumulated other comprehensive loss	(425)	(20)
Accumulated deficit	(600,718)	(454,867)

Total stockholders’ equity (deficit)	270,190	(445,777)

Total liabilities and stockholders’ equity (deficit)	$689,000	$432,115

Gogo Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended
	December 31,
	2013	2012
Operating activities:
Net income (loss)	$(111,289)	$(32,714)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	55,509	36,907
Fair value derivative adjustment	36,305	(9,640)
Write off of deferred equity financing costs	—	5,023
Loss on asset disposals/abandonments	1,058	1,592
Deferred income taxes	821	803
Stock compensation expense	5,621	3,545
Amortization of deferred financing costs	2,832	804
Changes in operating assets and liabilities:
Accounts receivable	(1,015)	(3,288)
Inventories	(1,497)	(3,026)
Prepaid expenses and other current assets	(1,378)	(1,032)
Canadian ATG license payments	126	(3,236)
Deposits on satellite services	(4,774)	—
Accounts payable	2,281	2,561
Accrued liabilities	10,911	5,943
Accrued airline revenue share	3,697	3,416
Deferred airborne lease incentives	10,217	18,165
Deferred revenue	6,685	3,212
Other non-current assets and liabilities	1,680	1,017

Net cash provided by operating activities	17,790	30,052

Investing activities:
Proceeds from the sale of property and equipment	226	860
Purchases of property and equipment	(105,228)	(67,449)
Acquisition of intangible assets	(16,141)	(12,007)
Acquisition of Airfone, includes $1.0 million in restricted cash at December 31, 2013	(9,344)	—
(Increase) decrease in investing restricted cash	(4,565)	(257)

Net cash used in investing activities	(135,052)	(78,853)

Financing activities:
Proceeds from initial public offering, net of underwriter commissions	173,910	—
Proceeds from credit facilities	113,000	135,000
Proceeds from issuance of preferred stock	—	—
Payment of debt, including capital leases	(6,326)	(2,339)
Payment of additional offering costs	(3,858)	(4,255)
Payment of debt issuance costs	(6,975)	(9,630)
Stock option exercises	1,305	—
Other	—	—

Net cash provided by financing activities	271,056	118,776

Effect of exchange rate changes on cash	(28)	10

Increase in cash and cash equivalents	153,766	69,985
Cash and cash equivalents at beginning of period	112,576	42,591

Cash and cash equivalents at end of period	$266,342	$112,576

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Commercial Aviation North America

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012
Aircraft online	2,032	1,811	2,032	1,811
Average monthly service revenue per aircraft online (ARPA)	$8,970	$7,400	$8,375	$6,981
Gross passenger opportunity (GPO) (in thousands)	73,519	61,431	294,709	250,354
Total average revenue per passenger opportunity (ARPP)	$0.74	$0.63	$0.67	$0.53
Total average revenue per session (ARPS)	$10.29	$10.67	$10.40	$9.74
Connectivity take rate	6.9%	5.7%	6.2%	5.3%

•	Aircraft online. We define aircraft online as the total number of commercial aircraft on which our ATG network equipment is installed and Gogo service has been made commercially available as of the last day of each period presented.

•	Average monthly service revenue per aircraft online (“ARPA”). We define ARPA as the aggregate service revenue for the period divided by the number of months in the period, divided by the number of aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Gross passenger opportunity (“GPO”). We define GPO as the estimated aggregate number of passengers who board commercial aircraft on which Gogo service has been available during the period presented. We calculate passenger estimates by taking the maximum capacity of flights with Gogo service, which is calculated by multiplying the number of flights flown by Gogo-equipped aircraft, as published by Air Radio Inc. (ARINC), by the number of seats on those aircraft, and adjusting the product by a passenger load factor for each airline, which represents the percentage of seats on aircraft that are occupied by passengers. Load factors are provided to us by our airline partners and are based on historical data.

•	Total average revenue per passenger opportunity (“ARPP”). We define ARPP as revenue from Gogo Connectivity, Gogo Vision, Gogo Signature Services and other service revenue for the period, divided by GPO for the period.

•	Total average revenue per session (“ARPS”). We define ARPS as revenue from Gogo Connectivity divided by the total number of sessions during the period. A session, or a “use” of Gogo Connectivity, is defined as the use by a unique passenger of Gogo Connectivity on a flight segment. Multiple logins or purchases under the same user name during one flight segment count as only one session.

•	Connectivity take rate. We define connectivity take rate as the number of sessions during the period expressed as a percentage of GPO. Included in our connectivity take-rate calculation are sessions for which we did not receive revenue, including those provided pursuant to free promotional campaigns and, to a lesser extent, as a result of complimentary passes distributed by our customer service representatives or unforeseen technical issues. For the periods listed above, the number of sessions for which we did not receive revenue was less than 3% of the total number of sessions.

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Business Aviation

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012
Aircraft online(1)
Satellite	5,175	5,030	5,175	5,030
ATG	2,047	1,455	2,047	1,455
Average monthly service revenue per aircraft online(1)
Satellite	$162	$132	$155	$133
ATG	1,985	1,887	1,941	1,857
Units Shipped
Satellite	167	165	659	711
ATG	248	159	880	687
Average equipment revenue per unit shipped (in thousands)
Satellite	$40	$37	$40	$41
ATG	61	52	55	51

(1)	Aircraft online and average monthly service revenue per aircraft online exclude the aircraft covered by contracts acquired from Airfone and the related revenue for the year ended December 31, 2013. With the exception of one customer whose Airfone service will continue through March 10, 2014, we terminated the Airfone service effective December 31, 2013.

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite service as of the last day of each period presented.

•	ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG service as of the last day of each period presented.

•	Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Average monthly service revenue per ATG aircraft online. We define average monthly service revenue per ATG aircraft online as the aggregate ATG service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Units shipped. We define units shipped as the number of satellite or ATG network equipment units, respectively, shipped during the period.

•	Average equipment revenue per satellite unit shipped. We define average equipment revenue per satellite unit shipped as the aggregate equipment revenue earned from all satellite shipments during the period, divided by the number of satellite units shipped.

•	Average equipment revenue per ATG unit shipped. We define average equipment revenue per ATG unit shipped as the aggregate equipment revenue from all ATG shipments during the period, divided by the number of ATG units shipped.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Revenue and Segment Profit

(in thousands, Unaudited)

	For the Three Months Ended December 31, 2013
	CA-NA	CA-ROW	BA	Total
Service revenue	$54,536	$72	$15,048	$69,656
Equipment revenue	836	—	22,062	22,898

Total revenue	$55,372	$72	$37,110	$92,554

Segment profit (loss)	$(2,018)	$(14,408)	$16,133	$(293)

	For the Three Months Ended December 31, 2012
	CA-NA	CA-ROW	BA	Total
Service revenue	$38,455	$—	$10,014	$48,469
Equipment revenue	699	—	14,355	15,054

Total revenue	$39,154	$—	$24,369	$63,523

Segment profit (loss)	$(3,116)	$(4,832)	$8,455	$507

	For the Year Ended December 31, 2013
	CA-NA	CA-ROW	BA	Total
Service revenue	$196,732	$1,392	$52,257	$250,381
Equipment revenue	2,336	168	75,239	77,743

Total revenue	$199,068	$1,560	$127,496	$328,124

Segment profit (loss)	$(1,328)	$(41,004)	$50,721	$8,389

	For the Year Ended December 31, 2012
	CA-NA	CA-ROW	BA	Total
Service revenue	$132,607	$—	$34,460	$167,067
Equipment revenue	1,833	670	63,945	66,448

Total revenue	$134,440	$670	$98,405	$233,515

Segment profit (loss)	$(12,211)	$(14,261)	$35,816	$9,344

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Service Revenue(1)

(in thousands, Unaudited)

	For the Three Months
	Ended December 31,
	2013	2012
CA-NA	$28,421	$22,301
BA	4,452	2,279
CA-ROW	7,090	515

Total	$39,963	$25,095

	For the Years
	Ended December 31,
	2013	2012
CA-NA	$100,442	$74,555
BA	14,888	7,744
CA-ROW	16,929	936

Total	$132,259	$83,235

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Equipment Revenue(1)

(in thousands, Unaudited)

	For the Three Months
	Ended December 31,
	2013	2012
CA-NA	$1,628	$382
BA	8,720	6,479
CA-ROW	—	28

Total	$10,348	$6,889

	For the Years
	Ended December 31,
	2013	2012
CA-NA	$2,550	$1,043
BA	33,096	28,478
CA-ROW	93	384

Total	$35,739	$29,905

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(unaudited)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012
Adjusted EBITDA:
Net loss attributable to common stock (GAAP)	$(22,105)	$(35,961)	$(145,851)	$(95,640)
Interest expense	7,492	4,108	29,272	8,913
Interest income	(17)	(15)	(64)	(77)
Income tax provision	219	365	1,107	1,036
Depreciation and amortization	14,291	10,214	55,509	36,907

EBITDA	(120)	(21,289)	(60,027)	(48,861)
Fair value derivative adjustments	—	—	36,305	(9,640)
Class A and Class B senior convertible preferred stock return	—	14,194	29,277	52,427
Accretion of preferred stock	—	2,663	5,285	10,499
Stock-based compensation expense	2,453	959	5,621	3,545
Amortization of deferred airborne lease incentives	(2,630)	(1,044)	(8,074)	(3,671)
Write off of deferred equity financing costs	—	5,023	—	5,023

Adjusted EBITDA	$(297)	$506	$8,387	$9,322

Adjusted Net Loss and Adjusted Net Loss Per Share:
Net loss attributable to common stock (GAAP)	$(22,105)	$(35,961)	$(145,851)	$(95,640)
Fair value derivate adjustments	—	—	36,305	(9,640)
Class A and Class B senior convertible preferred stock return	—	14,194	29,277	52,427
Accretion of preferred stock	—	2,663	5,285	10,499

Adjusted Net Loss	$(22,105)	$(19,104)	$(74,984)	$(42,354)

Basic and diluted weighted average shares outstanding (GAAP)	84,230	6,798	47,832	6,798
Adjustment of shares to our current capital structure	746	78,178	37,144	78,178

Adjusted shares outstanding	84,976	84,976	84,976	84,976

Adjusted Net Loss Per Share – basic and diluted	$(0.26)	$(0.22)	$(0.88)	$(0.50)

Cash CAPEX:
Consolidated capital expenditures (GAAP)(1)	$(27,354)	$(24,987)	$(121,369)	$(79,456)
Deferred airborne lease incentives(2)	872	12,154	8,990	18,165
Amortization of deferred airborne lease incentives	2,630	1,044	8,074	3,671

Cash CAPEX	$(23,852)	$(11,789)	$(104,305)	$(57,620)

(1)    See consolidated statements of cash flows

(2)    Excludes deferred airborne lease incentives associated with STCs for the year ended December 31, 2013 as STC costs are expensed as incurred as part of Engineering, Design and Development.

Definition of Non-GAAP Measures

EBITDA represents net income (loss) attributable to common stock before income taxes, interest income, interest expense, depreciation expense and amortization of other intangible assets.

Adjusted EBITDA represents EBITDA adjusted for (i) fair value derivative adjustments, (ii) preferred stock dividends, (iii) accretion of preferred stock, (iv) stock-based compensation expense, (v) amortization of deferred airborne lease incentives and (vi) write off of deferred equity financing costs. Our management believes that the use of Adjusted EBITDA eliminates items that, management believes, have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

More specifically, we believe the exclusion of fair value derivative adjustments, Class A and Class B senior convertible preferred stock return and accretion of preferred stock from Adjusted EBITDA is appropriate because we do not believe such items are indicative of ongoing operating performance due to their non-recurring nature as a result of the conversion of all shares of preferred stock into shares of common stock upon consummation of our IPO in June 2013.

Additionally, we believe the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options as determined using the Black-Scholes model varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate, the expected life of the options and future dividends to be paid by the Company. Therefore, we believe the exclusion of this cost provides a clearer view of the operating performance of our business. Further, non-cash equity grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe the exclusion of the amortization of deferred airborne lease incentives from Adjusted EBITDA is useful as it allows an investor to view operating performance across time periods in a manner consistent with how management measures segment profit and loss. Management evaluates segment profit and loss in this manner (for a description of segment profit (loss), see Note 11 “Business Segments and Major Customers” of the Annual Report on Form 10-K to be filed with the SEC), excluding the amortization of deferred airborne lease incentives, because such presentation reflects operating decisions and activities from the current period, without regard to the prior period decision or form of connectivity agreements. See “—Key Components of Consolidated Statements of Operations—Cost of Service Revenue—Commercial Aviation North America” of the Annual Report on Form 10-K to be filed with the SEC for a discussion of the accounting treatment of deferred airborne lease incentives.

We believe it is useful to an understanding of our operating performance to exclude write off of deferred equity financing costs from Adjusted EBITDA because of the non-recurring nature of this charge.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Adjusted Net Loss represents net loss attributable to common stock before fair value derivative adjustments, Class A and Class B senior convertible preferred stock return and accretion of preferred stock. We present Adjusted Net Loss to eliminate the impact of such items because we do not consider those indicative of ongoing operating performance due to their non-recurring nature as a result of the conversion of all shares of preferred stock into shares of common stock in connection with our IPO in June 2013.

Adjusted Net Loss Per Share represents net loss attributable to common stock per share—basic and diluted, adjusted to reflect the number of shares of common stock outstanding as of December 31, 2013 under our current capital structure, after giving effect to the initial public offering and the corresponding conversion of shares of preferred stock outstanding. We present Adjusted Net Loss Per Share to provide investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance considering our current capital structure and the shares outstanding following our IPO on a consistent basis.

Cash CAPEX represents capital expenditures net of airborne equipment proceeds received from the airlines. We believe Cash CAPEX provides a more representative indication of our liquidity requirements with respect to capital expenditures, as under certain agreements with our airline partners we are reimbursed for all, or a substantial portion of, the cost of our airborne equipment, thereby reducing our cash capital requirements.